CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby  consent to the  incorporation  by  reference  in the  Prospectus  and
Statement of Additional Information constituting parts of this Evergreen Municipal Trust Post- Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 24, 1995, relating to the financial statements and financial highlights appearing in the August 31, 1995 Annual Report to Shareholders of Evergreen Short-Intermediate Municipal Fund and Evergreen Short- Intermediate Municipal Fund - California, which are also incorporated by reference into the
Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.




Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY 10036
October 24, 1995